UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Altiris, Inc.

(Name of Registrant as Specified In Its Charter)

Symantec Corporation

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The following is a news release issued by Symantec Corporation on March 8, 2007.
News Release

MEDIA CONTACTS:		INVESTOR CONTACTS:
Yunsun Wee	Rhett Glauser	Helyn Corcos	Bradley Gittings
Symantec Corporation	Altiris	Symantec Corporation	Altiris
310-449-7009	801-805-1131	408-517-8324	801-734-5403
ywee@symantec.com	rglauser@altiris.com	hcorcos@symantec.com	bradley.gittings@altiris.com
Symantec Acquisition of Altiris Clears Hart-Scott-Rodino Review
CUPERTINO, Calif. — March 8, 2007 — Symantec Corp. (Nasdaq: SYMC) today announced that it has received notification of early termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act concerning the proposed acquisition of Altiris, Inc. (Nasdaq: ATRS). Completion of the transaction, expected during the second calendar quarter of 2007, still requires satisfaction of certain conditions, including Altiris shareholder approval and regulatory approval in Germany.
The companies announced on Jan. 29 a definitive agreement for Symantec to acquire Altiris. Upon successful close of the transaction, Altiris stockholders will receive $33 per share of Altiris common stock in cash, resulting in a transaction value of approximately $830 million net-of cash-acquired. With the addition of the Altiris solutions, Symantec expects to help customers better manage and enforce security policies at the endpoint, identify and protect against threats, and repair and service assets.

About Altiris
Altiris, Inc. is a leading provider of service-oriented management software that enables IT organizations to easily manage, secure and service heterogeneous IT assets. Flexible solutions from Altiris help IT align services to drive business objectives, deliver audit-ready security, automate tasks, and reduce the cost and complexity of management. For more information, visit www.altiris.com.
About Symantec
Symantec is a global leader in infrastructure software, enabling businesses and consumers to have confidence in a connected world. The company helps customers protect their infrastructure, information, and interactions by delivering software and services that address risks to security, availability, compliance, and performance. Headquartered in Cupertino, Calif., Symantec has operations in 40 countries. More information is available at www.symantec.com.
Additional Information
On March 7, 2007, Altiris filed a definitive proxy statement with the Securities and Exchange Commission in connection with the merger. The proxy statement will be mailed to the stockholders of Altiris. Before making any voting or investment decision with respect to the merger, investors and stockholders of Altiris are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Altiris and Symantec. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Altiris at its corporate Web site at www.altiris.com under Company-Investor Relations or by contacting Investor Relations at Altiris, Inc. 588 W. 400 S., Lindon, UT 84042.
Altiris and its officers and directors may be deemed to be participants in the solicitation of proxies from Altiris’ stockholders with respect to the merger. A description of any interests that these officers and directors have in the merger is available in the proxy statement. In addition, Symantec may be deemed to have participated in the solicitation of proxies from Altiris’ stockholders in favor of the approval of the Agreement. Information concerning Symantec’s directors and executive officers is set forth in Symantec’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on July 25, 2006, Annual Report on Form 10-K for fiscal 2006 and Current Report on Form 8-K filed on January 22, 2007. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Symantec’s Investor Relations page on its corporate Web site at www.symantec.com.
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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including expectations regarding the closing of Symantec’s acquisition of Altiris and the integration of its products and technologies into Symantec’s products and solutions, that involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in this press release. Such risk factors include, among others, satisfaction of closing conditions to the transaction, our ability to successfully integrate the merged businesses and technologies, and customer demand for the technologies and integrated product offerings. Actual results may differ materially from those contained in the forward-looking statements contained in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors sections of Symantec’s and Altiris’ most recently filed Forms 10-K and 10-Q. Symantec assumes no obligation to update any forward-looking statement contained in this press release.